Exhibit 99.1
AFC Reports Financial Performance For Third Quarter 2006
ATLANTA, Nov. 1 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, reported results for its fiscal third quarter which ended October 1, 2006.
     Third quarter 2006 highlights included:
*	Net income was $5.9 million, or $0.20 per diluted share, compared to $0.00 per diluted share for the third quarter of 2005. This improvement in net income was primarily driven by a net decrease in general and administrative and other expenses and an increase in franchise revenues.

*	Total system-wide sales increased by 4.6 percent. This increase was primarily driven by sales from new franchised restaurants. The Company’s year-to-date system-wide sales were up 5.5 percent compared to the same period in 2005.

*	Popeyes total domestic same-store sales increased 0.2 percent for the third quarter and 3.1 percent year-to-date.

*	Popeyes opened 26 restaurants, increasing year-to-date new openings to 92 restaurants, 15 percent higher than the same period in 2005.

*	The Company repurchased 184,800 shares of common stock for $2.8 million and reduced the term loan of the Company’s 2005 Credit Facility by $20.3 million. Year-to-date, the Company has repurchased approximately 1.5 million shares of common stock for approximately $20.4 million and reduced the term loan by $53.6 million to $135.9 million.
AFC Chief Executive Officer Kenneth Keymer stated, “Solid income from operations, reduction in general and administrative expenses, and a strong pace of restaurant development all contributed to a very satisfactory quarter. During the quarter, we saw gains in system-wide sales, operating profit and earnings driven by the acceleration of new restaurant openings, strong performance in re-opened company restaurants in New Orleans, and significant reductions in general and administrative expenses compared to prior year. Third quarter total domestic same-store sales softened due to the lingering effects of high gasoline prices in July and August, and the impact of rolling over strong comparable store sales in markets affected by Hurricane Katrina during the same period of 2005. Although there will continue to be a hurricane effect going forward, we were pleased to see some strengthening in our domestic same-store sales as we entered the fourth quarter, with the introduction of our national cable advertising featuring Buffalo Nuggets at $2.99. Based on our performance year-to-date, we remain confident in meeting our previously issued operational guidance.”
Hurricane Effects on Performance
During the third quarter of 2005, the Company’s operations in the Gulf Coast region were heavily impacted by the effects of Hurricane Katrina. Initially, the Company and its franchisees closed approximately 100 restaurants for periods ranging from a few days to many months.
However, the most significant impact to the Company’s total domestic same- store sales performance was the movement of residents away from areas that suffered long-term damage into surrounding areas in Louisiana, Texas, and Mississippi, an area that contains approximately 16 markets and 330 restaurants, and comprising more than 20 percent of Popeyes’ total domestic system. Due to this significant shift of traditional customers, the relocation markets mentioned above demonstrated strong same-store sales growth throughout the balance of 2005 and into 2006. Additionally, restaurants re- opening in the hurricane-impacted markets have demonstrated high levels of comparable sales performance, which make same-store sales comparisons in future quarters more challenging.
Based on the above, same-store sales in the relocation markets are projected to negatively impact total domestic same-store sales by 2-3 percentage points in the fourth quarter of 2006. This effect is projected to continue into the first quarter of 2007, negatively impacting total domestic same-store sales for that quarter by 1-2 percentage points. This effect will diminish in relocation markets as 2007 unfolds. Similarly, the Company anticipates the negative impact on company-operated same-store sales will be approximately 6-8 percentage points during the fourth quarter of 2006 and the first quarter of 2007.
Third Quarter Performance Review compared to Third Quarter Last Year
Total system-wide sales increased by 4.6 percent. This growth included a 3.5 percent increase, to $377.5 million, in global franchisee sales.
Total domestic same-store sales increased 0.2 percent. Same-store sales for the quarter were impacted by a decrease of 2.1 percent in period 10, which was primarily a result of the hurricane effect described above. Adjusting for the hurricane effect by excluding the hurricane relocation markets, same-store sales for period 10 would have been slightly positive 0.3 percent and for the third quarter would have been positive 1.0 percent. Year-to-date total domestic same-store sales for the Company increased 3.1 percent.
Total revenues were $36.0 million, a $4.8 million increase. This increase was comprised of approximately $3.8 million from the 13 franchised restaurants the Company acquired in the Memphis and Nashville, Tennessee markets in the second quarter of 2006 and a $0.9 million increase in franchise revenues, primarily driven by sales from new franchised restaurants.
General and administrative expenses were $9.6 million, a $4.5 million decrease. The decrease was principally associated with the reduction in costs associated with the transition of the AFC corporate center. General and administrative expenses for the third quarter of 2006 included $0.8 million for stock option expenses and restricted stock awards to existing employees, $0.7 million for spice royalty expense, and $0.6 million for rental expense.
Operating profit was $11.9 million, compared to an operating profit of $4.3 million last year. This improvement was primarily due to a decrease in general and administrative expenses and other expenses totaling $5.9 million. The Company also benefited from a $0.9 million increase in franchise revenue and the remaining $0.8 million increase was primarily related to improvements in company operations.
Net income was $5.9 million, or $0.20 per diluted share, a $5.8 million increase. This increase was due primarily to the factors mentioned above.
The term loan component of the Company’s 2005 Credit Facility was reduced by $20.3 million to $135.9 million, and the Company repurchased 184,800 shares of its common stock for approximately $2.8 million. As of October 27, 2006, there were approximately 29.3 million shares of the Company’s common stock outstanding.
The Company has approximately $47 million remaining under its current stock repurchase program authorization. As previously stated, this expanded multi-year program is subject to limitations contained in the Company’s credit facility. Although there can be no assurance as to the number of shares the Company will repurchase, under those limitations, the Company would have the ability to repurchase up to approximately $7.5 million of additional shares during the remainder of fiscal year 2006.
During the quarter, Popeyes opened 26 restaurants, compared to 29 openings last year. New openings for the third quarter included 22 restaurants domestically and 4 restaurants internationally. Year-to-date, Popeyes has opened 92 restaurants compared to 80 openings during the same period in 2005. Popeyes had 23 restaurant closures in the third quarter, consisting of 7 units domestically and 16 units internationally (of which 12 were in Korea).
On a system-wide basis, Popeyes had 1,845 units operating at the end of the third quarter of 2006. Total unit count was comprised of 1,522 domestic units and 323 units in two territories and 24 foreign countries. This total unit count included 1,794 franchised and 51 company-operated restaurants.
As of November 1, 2006, the Company had 17 company-operated restaurants open and operating in New Orleans. The Company continues to expect a total of approximately 20 company-operated restaurants to be open and operating in New Orleans by year end 2006.
2006 Full Year Guidance
The Company anticipates new openings to be approximately 140 restaurants, with domestic openings comprising more than 60 percent of the total, and estimates full year 2006 restaurant closures to be approximately 90 restaurants. Same-stores sales are expected to be at the lower end of the range of 2.0-3.0 percent. As previously projected, total general and administrative expenses for the full year are expected to be at the upper end of the range of $46-$48 million.
Mr. Keymer concluded, “We are encouraged by the continued acceptance of our new menu offerings, and believe that our upcoming promotions in November and December, featuring our Cajun Fried Crawfish, Crawfish Etouffee and our new Cajun Burrito will strengthen our restaurant sales. Momentum from these programs and a strong development pipeline will position the Company effectively to compete in 2007.”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on November 2, 2006, to review the results of the third quarter of 2006 and to provide an update on the overall business. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Third Quarter 2006 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of October 1, 2006, Popeyes had 1,845 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
As of October 1, 2006 and December 25, 2005
(In millions, except share data)

	10/01/06	12/25/05
ASSETS
Current assets:
Cash and cash equivalents	$3.0	$8.2
Short-term investments	—	30.8
Accounts and current notes receivable, net	10.5	16.9
Prepaid income taxes	6.7	31.4
Other current assets	16.2	16.4
Total current assets	36.4	103.7
Long-term assets:
Property and equipment, net	37.9	37.1
Goodwill	11.6	9.6
Trademarks and other intangible assets, net	52.5	43.9
Other long-term assets, net	18.6	18.4
Total long-term assets	120.6	109.0
Total assets	$157.0	$212.7

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$21.8	$26.1
Other current liabilities	9.5	22.4
Current debt maturities	1.4	14.8
Total current liabilities	32.7	63.3
Long-term liabilities:
Long-term debt	138.5	176.6

	10/01/06	12/25/05
Deferred credits and other long-term liabilities	25.4	21.5
Total long-term liabilities	163.9	198.1
Total liabilities	196.6	261.4

Commitments and contingencies
Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 29,322,308 and 30,001,877 shares issued and outstanding at October 1, 2006 and December 25, 2005, respectively)	0.3	0.3
Capital in excess of par value	158.9	167.8
Notes receivable from officers, including accrued interest	—	(1.1)
Accumulated deficit	(200.0)	(216.8)
Accumulated other comprehensive income	1.2	1.1
Total shareholders’ deficit	(39.6)	(48.7)

Total liabilities and shareholders’ deficit	$157.0	$212.7
AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/01/2006	10/02/2005	10/01/2006	10/02/2005
Revenues:
Sales by company-operated restaurants	$16.1	$12.2	$46.8	$49.5
Franchise revenues	18.6	17.7	62.1	59.2
Other revenues	1.3	1.3	4.1	4.2
Total revenues	36.0	31.2	113.0	112.9

Expenses:
Restaurant employee, occupancy and other
Expenses	8.1	6.5	24.2	25.9
Restaurant food, beverages and packaging	5.3	3.9	15.2	16.0
General and administrative expenses	9.6	14.1	35.7	49.1
Depreciation and amortization	1.5	1.4	4.9	5.4
Other expenses (income), net	(0.4)	1.0	(2.2)	22.2
Total expenses	24.1	26.9	77.8	118.6

Operating profit (loss)	11.9	4.3	35.2	(5.7)
Interest expense, net	2.6	2.4	8.9	4.3

Income (loss) before income taxes and discontinued operations	9.3	1.9	26.3	(10.0)
Income tax expense (benefit)	3.4	1.7	9.7	(4.6)
Income (loss) before discontinued operations	5.9	0.2	16.6	(5.4)
Discontinued operations, net of income taxes	—	(0.1)	0.2	156.5

Net income	$5.9	$0.1	$16.8	$151.1

	12 Weeks Ended		40 Weeks Ended
	10/01/2006	10/02/2005	10/01/2006	10/02/2005
Basic earnings per common share:
Income (loss) before discontinued operations	$0.20	$—	$0.56	$(0.18)
Discontinued operations, net of income taxes	—	—	0.01	5.37
Net income	$0.20	$—	$0.57	$5.19

Diluted earnings per common share:
Income (loss) before discontinued operations	$0.20	$—	$0.55	$(0.18)
Discontinued operations, net of income taxes	—	—	0.01	5.37
Net income	$0.20	$—	$0.56	$5.19
AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	40 Weeks Ended
	10/01/06	10/02/05
Cash flows provided by (used in) operating activities:
Net income	$16.8	$151.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations, net of income taxes	(0.2)	(156.5)
Depreciation and amortization	4.9	5.4
Asset write downs	0.1	5.1
Net (gain) on sales and disposal of assets	(2.2)	(1.3)
Deferred income taxes	1.5	25.7
Non-cash interest, net	1.1	2.5
Recovery for credit losses	(0.3)	(0.4)
Excess tax benefits from stock-based compensation	(1.3)	—
Stock-based compensation expense	2.2	1.7
Change in operating assets and liabilities:
Accounts receivable	5.5	(2.4)
Prepaid income taxes	26.0	25.9
Other operating assets	1.1	5.0
Accounts payable and other operating liabilities	(13.4)	(110.0)
Net cash provided by (used in) operating activities of continuing operations	41.8	(48.2)
Net cash (used in) operating activities of discontinued operations	—	(4.6)

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(3.4)	(3.5)
Proceeds from dispositions of property and equipment	3.6	3.1
Proceeds from the sale of Church’s, net	—	368.0
Acquisition of franchised restaurants	(9.1)	(2.2)
Purchases of short-term investments	(2.5)	(275.0)
Sales and maturities of short-term investments	33.3	220.0
Other, net	0.6	0.8
Net cash provided by investing activities	22.5	311.2

Cash flows provided by (used in) financing activities:

	40 Weeks Ended
	10/01/06	10/02/05
Proceeds from 2005 Credit Facility	—	190.0
Principal payments - 2005 Credit Facility term loans	(53.6)	(0.5)
Principal payments - 2002 Credit Facility, net	—	(90.3)
Principal payments — other notes including VIEs	(1.3)	(0.1)
Decrease in bank overdrafts, net	—	(4.6)
Increase in restricted cash	(0.3)	(2.8)
Debt issuance costs	—	(3.6)
Dividends paid	—	(352.9)
Proceeds from exercise of employee stock options	9.4	11.8
Excess tax effects from stock-based compensation	1.3	—
Stock repurchases	(24.4)	—
Other, net	(0.6)	(2.5)
Net cash (used in) financing activities	(69.5)	(255.5)

Net increase (decrease) in cash and cash equivalents	(5.2)	2.9
Cash and cash equivalents at beginning of year	8.2	13.0
Cash and cash equivalents at end of quarter	$3.0	$15.9

	Q3 Ended	Q3 Ended	Year to Date	Year to Date
	10/01/06	10/02/05	10/01/06	10/02/05
Total Same-Store Sales
Company-operated	9.6%	2.9%	15.5%	3.3%
Franchised (a)	(0.2%)	2.3%	2.7%	2.3%
Total Domestic	0.2%	2.3%	3.1%	2.3%
International (b)	(2.3%)	(5.6%)	(3.6%)	(3.8%)
Total Global	0.0%	1.6%	2.5%	1.7%
Total Franchised (a and b)	(0.4%)	1.5%	2.1%	1.7%

New Unit Openings
Company-operated	0	0	1	1
Franchised	22	12	63	41
Total Domestic	22	12	64	42
International	4	17	28	38
Total Global	26	29	92	80

Unit Count
Company-operated	51	25	51	25
Franchised	1,471	1,404	1,471	1,404
Total Domestic	1,522	1,429	1,522	1,429
International	323	343	323	343
Total Global	1,845	1,772	1,845	1,772
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the need to continue to improve our internal controls, adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Hurricane Katrina, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2005 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward- looking statements.